As filed with the Securities and Exchange Commission on December 16, 1999
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                     PENN ENGINEERING & MANUFACTURING CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                                          23-0951065
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

P.O. Box 1000
Danboro, Pennsylvania                                               18916
----------------------------------------                         ----------
(Address of Principal Executive Offices)                         (Zip Code)

                              --------------------

                     PENN ENGINEERING & MANUFACTURING CORP.
                         1999 EMPLOYEE STOCK OPTION PLAN
                     --------------------------------------
                             (Full titles of plans)

                              --------------------

                   Kenneth A. Swanstrom, Chairman of the Board
                           and Chief Executive Officer
                                  P.O. Box 1000
                           Danboro, Pennsylvania 18916
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (215) 766-8853
                     ---------------------------------------
                     (Telephone number, including area code,
                              of agent for service)

                              --------------------

                                    Copy to:
                            John W. Kauffman, Esquire
                          Duane, Morris & Heckscher LLP
                             4200 One Liberty Place
                      Philadelphia, Pennsylvania 19103-7396

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                        Proposed                Proposed
  Title of securities         Amount to be          maximum offering        maximum aggregate            Amount of
   to be registered           registered(1)        price per share(2)       offering price(2)        registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock,                1,000,000 shares               (2)                 $24,520,629              $6,474
par value $.01
=====================================================================================================================

(1) This registration statement also registers such additional shares as may be required to be issued under the Penn Engineering & Manufacturing Corp. 1999 Employee Stock Option Plan in the event of a stock dividend, reverse stock split, split-up, reclassification and/or other similar event.

(2) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed as follows: (a) with respect to the 88,670 shares for which options have been granted but not exercised as of the date hereof, computed on the basis an exercise price of $25.375 per share and (b) with respect to the 911,330 shares for which options have not been granted, computed on the basis of $24.4375 per share, the average of the high and low prices of the Common Stock of the Company on The New York Stock Exchange on December 14, 1999.
================================================================================

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following material is incorporated herein by reference:

         (a) The Annual Report on Form 10-K of Penn Engineering & Manufacturing Corp. (the "Company") for the fiscal year ended December 31, 1998 as filed by the Company with the Securities and Exchange Commission (the "Commission") on March 31, 1999;

         (b) The Company's Form 10-Q Report for the quarter ended March 31, 1999 as filed by the Company with the Commission on May 13, 1999;

         (c) The Company's Form 10-Q Report for the quarter ended June 30, 1999 as filed by the Company with the Commission on August 13, 1999;

         (d) The Company's Form 8-K Current Report as filed with the Commission on October 15, 1999;

         (e) The Company's Form 10-Q Report for the quarter ended September 30, 1999 as filed by the Company with the Commission on November 12, 1999;

         (f) The Company's Form 8-K/A Current Report as filed with the Commission on December 13, 1999; and

         (g) The description of the Company's Common Stock set forth in the Company's Registra tion Statement on Form S-2 filed with the Commission under the Securities Act of 1933, as amended, on May 22, 1996 under the caption "Description of Capital Stock" and "Dividend Policy."

         All reports or other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the issuance of the shares of Common Stock registered hereby will be passed upon for the Company by Duane, Morris & Heckscher LLP, Philadelphia, Pennsylvania. Thomas M. Hyndman, Jr., a director of the Company, is Of Counsel to the law firm of Duane, Morris & Heckscher LLP and as of December 9, 1999, Mr. Hyndman owned 2,110 shares of the Company's Common Stock, 570 shares of the Company's Class A Common Stock and options to purchase 625 shares of Common Stock that are currently exercisable or will become exercisable within 60 days. Mr. Hyndman also serves as co-trustee of certain trusts which hold an aggregate of 654,460 shares of Common Stock and an aggregate of 338,715 shares of Class A Common Stock.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

         Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, even though less than a quorum, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

         Article VIII of the Company's By-laws provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect.

         The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company up to an aggregate of $25,000,000 inclusive of defense costs, expenses and charges.

         Additionally, as permitted by the General Corporation Law of the State of Delaware, Article X of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under
Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

         No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.  Exhibits.

4        Penn Engineering & Manufacturing Corp. 1999 Employee Stock Option Plan.

5        Opinion of Duane, Morris & Heckscher LLP.

23.1 Consent of Duane, Morris & Heckscher LLP (included in their opinion filed as Exhibit 5).

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Deloitte & Touche LLP.

24       Power of Attorney (included on the signature pages hereto).

Item 9.  Undertakings.

         The registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (b) that for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby further undertakes that, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danboro, Pennsylvania on December 15, 1999.


                                       PENN ENGINEERING & MANUFACTURING CORP.


                                       By: /s/ Kenneth A. Swanstrom
                                           -------------------------------------
                                           Kenneth A. Swanstrom, Chairman of the
                                           Board and Chief Executive Officer

         Know all men by these presents, that each person whose signature appears below consti tutes and appoints Kenneth A. Swanstrom and Mark W. Simon, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                                            Title                                                Date
---------                                            -----                                                ----
/s/ Kenneth A. Swanstrom                    Chairman of the Board, Chief                            December 15, 1999
------------------------------------
Kenneth A. Swanstrom                        Executive Officer and Director (principal
                                            executive officer)

/s/ Martin Bidart                           President, Chief Operating Officer                      December 15, 1999
------------------------------------        and Director
Martin Bidart

/s/ Mark W. Simon                           Vice President - Finance, Corporate                     December 15, 1999
------------------------------------        Secretary and Director (principal financial
Mark W. Simon                               and accounting officer)

/s/ Willard S. Boothby, Jr.                 Director                                                December 15, 1999
------------------------------------
Willard S. Boothby, Jr.

/s/ Lewis W. Hull                           Director                                                December 15, 1999
------------------------------------
Lewis W. Hull

/s/ Thomas M. Hyndman, Jr.                  Director                                                December 15, 1999
------------------------------------
Thomas M. Hyndman, Jr.

/s/ Maurice D. Oaks                         Director                                                December 15, 1999
------------------------------------
Maurice D. Oaks

/s/ Charles R. Smith                        Director                                                December 15, 1999
------------------------------------
Charles R. Smith

/s/ Daryl L. Swanstrom                      Director                                                December 15, 1999
------------------------------------
Daryl L. Swanstrom

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

Exhibit No.                         Exhibit                                                         Reference
4                 Penn Engineering & Manufacturing Corp. 1999
                  Employee Stock Option Plan.                                                    Filed herewith

5                 Opinion of Duane, Morris & Heckscher LLP.                                      Filed herewith

23.1 Consent of Duane, Morris & Heckscher LLP (included in their opinion filed as Exhibit 5).

23.2              Consent of Ernst & Young LLP.                                                  Filed herewith


23.3              Consent of Deloitte & Touche LLP.                                              File herewith

24                Power of Attorney (see page II-7 of this Registration
                  Statement).